Exhibit 99.1

Media Contact:	Investor Contact:
Sarah Barr, 203-578-2287	Terry Mangan, 203-578-2318
sbarr@websterbank.com	tmangan@websterbank.com

Webster Financial Corporation Increases Common Dividend

WATERBURY, Conn., April 23, 2012 - Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., announced today that its Board of Directors had declared a quarterly cash dividend of $.10 on its common stock, an increase from the previous $.05 per share.

James C. Smith, chairman and chief executive officer, said, “Based our solid results, the Board is pleased to announce a meaningful increase in the cash dividend.”

Webster recently reported earnings of $38.3 million, or $.42 per diluted share, for the quarter ended March 31, 2012

The dividend on the common shares will be payable on May 21, 2012, to shareholders of record on May 7, 2012.

Webster also declared a regular quarterly cash dividend of $21.25 per share on its 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock, payable on June 15, 2012, to shareholders of record on June 1, 2012.

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About Webster

Webster Financial Corporation is the holding company for Webster Bank, National Association. With $19 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 168 banking offices, 466 ATMs, telephone banking, mobile banking, and the Internet. Webster Bank owns the asset based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.